Filed pursuant to Rule 424(b)(3) and 424(c)
Registration Statement No. 333-183487
Prospectus Supplement

SUBSCRIPTION RIGHTS TO PURCHASE
UNITS CONSISTING OF AN AGGREGATE OF 1,200,000 SHARES OF
13% REDEEMABLE SERIES J PREFERRED STOCK AND 10,150,009 WARRANTS, EACH TO PURCHASE ONE SHARE OF COMMON STOCK AT A PRICE EQUAL TO THE GREATER OF (A) $0.65 AND (B) 120% OF THE CLOSING MARKET PRICE OF THE COMMON STOCK ON THE DATE OF ISSUANCE AT $0.65 PER UNIT

This Prospectus Supplement (the “Prospectus Supplement”) amends our prospectus dated September 13, 2012 (the “Prospectus”). The Prospectus relates to our distribution, at no charge, to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date to purchase an aggregate of approximately 46,163,685 units consisting of 1,200,000 shares of our 13% Redeemable Series J preferred stock and 10,150,009 of our common stock warrants for an aggregate purchase price of up to $30 million.

This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 21, 2012, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our common stock is currently traded on the Nasdaq Global Select Market, under the symbol “MOTR.” On September 20, 2012, the closing sale price of our common stock was $0.58 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 27 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2012.